Exhibit 19.1

HELIOS TECHNOLOGIES, INC.

POLICY ON CONFIDENTIALITY AND INSIDER TRADING

The Board of Directors of Helios Technologies, Inc. (the “Company) has adopted this Policy on Confidentiality and Insider Trading to protect the Company’s confidential information and to assist compliance with federal laws relating to insider trading.

A. Safeguarding Confidential Information. Directors, officers and employees of the Company and its subsidiaries may from time to time, in the course of the performance of their duties, become aware of valuable proprietary and confidential information concerning the Company’s customers, products, and methods of doing business, including, but not limited to, information relating to trade secrets, costs, methods of operation, sales, customer lists, customer history, pricing, prospective customers, manufacturing processes, designs, products, marketing, advertising, selling techniques, personnel history, financial statements, accounting procedures, and other financial data, as well as inside information about other companies (the “Confidential Information”).

If you acquire Confidential Information, you are prohibited from, at any time during your relationship with the Company or thereafter, publishing, disclosing, communicating or otherwise disclosing any Confidential Information to others, including other employees and family members, other than employees of the Company who are authorized to access the Confidential Information. You shall use such Confidential Information only in the performance of your duties for the Company and in accordance with any Company policies regarding the protection of Confidential Information. You agree not to use such Confidential Information for your own benefit or for the benefit of any other person or business entity. You agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in your possession, custody or control. You further agree not to remove any Confidential Information from the Company’s premises except to the extent necessary to provide services to the Company. Upon the termination of your employment relationship with, or service to, the Company, or at any time upon the Company’s request, you shall return immediately to the Company any and all materials containing any Confidential Information in your possession, custody, or control.

In addition, you should follow these procedures with respect to Confidential Information:

(1) Emphasize to personnel involved in the matter the need for absolute confidentiality.

(2) Where appropriate, use a code name in the documents involving the matter and in referring to the matter, to the extent deemed necessary by your supervisor.

(3) Take all reasonable steps to protect the confidentiality of such information. For example, keep files and documents in a secure place, away from places where they might come into the view of personnel generally or persons coming into our offices.

(4) Destroy documents referring to the matter that are discarded.

B. Independent Obligations. Your obligations with respect to Confidential Information shall be construed as agreements independent of any other provision or term of any other oral or written agreement by, between, among, or affecting you and the Company. The existence of any claim or cause of action you may have against the Company shall not constitute a defense to the enforcement of this Policy by the Company.

C. Additional Obligations of Directors. In addition to the foregoing obligations , each member of the Board of Directors has the following responsibilities:

(1)
Use of Corporate Information, Opportunities and Assets. Directors may not compete with the Company, or use opportunities that are discovered through the use of Company property, Company information or position, for their personal benefit or the benefit of persons or entities outside the Company without the express consent of the Audit Committee. No Director may improperly use or waste any Company asset.
(2)
Confidentiality. Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express or implied permission of the Board of Directors to disclose such information. Accordingly,
(i)
no Director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and
(ii)
no Director shall disclose Confidential Information outside the Company, either during or after his or her service as a Director of the Company, except with authorization of the Board of Directors or as may be otherwise required by law.

For Directors “Confidential Information” is as defined above and also includes all non-public information entrusted to or obtained by a Director by reason of his or her position as a Director of the Company, including, but not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:

(i) non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

(ii) non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and

(iii) non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.

D. Prohibition against Insider Trading. Federal and state securities laws prohibit the purchase or sale of securities of a public company on the basis of material non-public information. The Insider Trading and Securities Fraud Enforcement Act of 1988 (the “Act”) was enacted to improve the procedures for the prevention of insider trading and to increase the penalties for insider trading. All personnel should be familiar with this Policy and understand the severity of the consequences of improper use of “inside” information in violation of federal laws and this Policy.

It is the Company’s policy that all of its Directors, officers and employees, and those of its subsidiaries, are prohibited absolutely from trading, directly or indirectly through family members or entities which they control or otherwise, in any security on the basis of inside information, and communicating that information to others, in violation of federal law, whether or not it is a security of the Company.

Under existing law, if you buy or sell securities (e.g. stock, stock options, debentures, etc.) of a public company, such as the Company, with knowledge of material, non‑public (“inside”) information which you have gained, or which you have reason to believe was gained by your informant, through a confidential relationship, or communicate such information to another person who trades on the basis of the information, you subject yourself and, under certain circumstances, the Company and its management, to possible severe civil and criminal liability under federal securities and other laws.

In short, if you buy or sell securities in publicly traded companies, or suggest to others that they buy or sell such securities, when you have inside information that is not available to the public, you risk severe penalties. Such activity is referred to as “insider trading.” Inside information should not be communicated to anyone, except in the proper performance of your duties for the Company. “Anyone” means anyone, and includes members of your family, friends, and strangers.

The phrase “buy or sell securities” includes selling the securities short (e.g., selling securities that you do not own), trading in options to buy or sell securities, and any other transaction by which you seek to profit from inside information. It does not include the exercise of HLIO stock options (although it does include sales of some or all of the shares purchased upon exercise, including sales made in order to pay the exercise price in a “cashless exercise”). The Policy also applies to your election to alter your election percentage in the Company’s Employee Stock Purchase Plan for each enrollment period, and to your sales of HLIO stock purchased under the Plan, but it does not prohibit purchases of HLIO stock by the Plan administrator on your behalf pursuant to an election made to contribute to the Plan made by you when not in possession of inside information.

Personnel subject to this Insider Trading Policy are responsible for assuring that their family members comply with the foregoing restrictions on trading. A Helios director, officer or employee may be subject to penalties for insider trading as a “controlling person” with respect to others, including members of the person’s immediate family or personal household, as well as any entity in which he or she, or a member of his or her immediate family or personal household, has a controlling interest, if such other person or entity engage in insider trading. A “controlling person” is one who has the power to influence or control the activities of another person, such as the trustee of a trust, a general partner in a partnership or the president of a corporation. The Policy’s restrictions on trading do not apply to entities such as mutual funds where investment decisions are made by the fund manager, or other entities where an unaffiliated, independent person makes the investment decisions.

E. Penalties for Insider Trading. If you violate federal law by engaging in insider trading, you are subject to,

(1) disgorging any profit realized, or loss avoided,

(2) a civil penalty up to three times that amount in an action by the Securities and Exchange Commission (“SEC”), and

(3) criminal penalties (up to $5,000,000 plus 20 years in prison, or both).

Under the Act, the Company and members of management who are deemed to be “controlling persons” of a Helios employee may be subject to a civil penalty of up to the greater of $1,000,000 or three times the profit gained or loss avoided in respect to violations of federal insider trading laws by the employee.

In addition, any employee of the Company who violates federal securities laws or this Policy may be subject to dismissal from the Company.

You are subject to these liabilities and penalties even though you do not profit from your possession of inside information. Disclosing inside information to others (“tipping”), even casually in a social setting, is unlawful if that person trades with that information.

The SEC is authorized to pay bounties to persons who provide information leading to the imposition of a civil penalty, up to 10% of the amount of the penalty.

F. Inside Information. Common examples of material information that constitutes inside information until publicly disclosed are a probable sale of a company at a premium over the market price for its securities, a proposed tender offer for the company’s stock, a favorable acquisition, an increase or a decline in earnings, an extraordinary gain or loss not previously disclosed, reduction or discontinuance of the payment of dividends, failure to pay obligations when due, filing for reorganization under Chapter 11 of the Bankruptcy Act, announcement of a significant previously undisclosed liability, announcement of a significant new product, and so forth. These are merely examples, most of which are known to you from reading the newspapers.

Information is deemed to be “material” if a reasonable investor would consider it important in making a decision to buy, sell or hold a security of a company – in short, any information which might affect the price of the securities of a company.

If you are uncertain whether information that you have is “material,” you may consult with the Policy Administrator (see Section I). In addition, you might apply the “gut” test, which is simply this: If you think trading may be wrong, it probably is. Posed another way, would you be embarrassed if your trading is disclosed on the front pages of the local newspaper or other local media? If you have material, non‑public information, you must not trade until the information has been made public and the trading market has had an opportunity to fully absorb the information. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace for one full business day after the information is released. For example, if the Company issues a press release on Monday after market close, you should not trade until Wednesday. If the Company issues a press release on Friday after market close, you should not trade until Tuesday.

Information relating to the possible acquisition of another company could also be inside information. If the other company is another public company, this would be inside information with respect to both companies. The circumstances may arise over time where you may be able to determine on the basis of activity in the office that the Company is involved in such an acquisition. It is a violation of this Policy to trade on the basis of such an “educated guess” or to communicate your guess to another person.

G. Trading Policy for Directors, Officers, and Certain Specified Employees. As explained above, it is unlawful for anyone to trade public securities at any time on the basis of inside information. The following policy (the “Blackout and Pre-clearance Trading Policy”) has been adopted by the Board of Directors to assist all Directors and officers, as well as specified other personnel of the Company and its subsidiaries, in avoiding inadvertent trading at times when inside information may be circulating within the Company. Compliance with this policy does not change the general rule against insider trading based on actual possession of inside information. If you are aware of inside information regarding the Company, you are absolutely prohibited from trading in the Company’s securities.

Blackout and Pre-clearance Trading Policy

All Directors and officers, as well as other personnel of the Company and its subsidiaries who are notified by the Company that they are subject to this Blackout and Pre-clearance Trading Policy, are prohibited from trading in the Company’s securities during the period from the last day of each fiscal quarter until the second business day after the issuance by the Company of the press release announcing the Company’s earnings for such quarter.1 Further, each such person is required to clear in advance with the Policy Administrator any and all proposed transactions involving the Company’s securities by him or her, members of his or her immediate family, and any entity in which he or she, or a member of his or her immediate family, is a “controlling person” as described on page 3. The Policy Administrator will maintain a written record of clearances given or withheld. Clearance by the Policy Administrator will not constitute a determination that information known to such person, but not disclosed to the Policy Administrator, is not inside information.

1 For clarification purposes, if the press release is made before market opens and trading commences on the New York Stock Exchange on any business day, then that day would count as the first business day and trading may commence the next business day.

Notwithstanding the foregoing restrictions, trades may be made pursuant to a trading plan adopted pursuant to SEC Rule 10b5-1, so long as the trading plan has been provided in advance to, and approved with respect to form and timing of initiation of trading by, the Policy Administrator. Entry into a Rule 10b5-1 trading plan may be entered into only during an open trading window and when the covered person is not in possession of any material, non-public information.

Although this Policy may seem restrictive, it is the goal of the Company that Directors, officers and other employees of the Company and its subsidiaries who have general access to inside information and who acquire securities of the Company should do so with the intention of owning the securities for a period of years, and not with the intention of realizing a short-term profit based on temporary circumstances.

H. Prohibited Transactions. You, your spouse, other persons living in your household and minor children and entities over which you exercise control, are prohibited from engaging in the following transactions in the Company’s securities, unless advance approval is obtained from the Policy Administrator:

•
Short sales. You should at no time sell the Company’s securities short (i.e., sell Company securities that you do not already own);
•
Short-term trading. If you purchase or sell the Company’s securities, you may not conduct an opposite way transaction in any Company securities of the same class for at least six (6) months after the purchase or sale;
•
Trading on Margin or Pledging. You may not hold Company securities in a margin account or pledge Company securities as collateral for a loan; and
•
Hedging. You may not enter into hedging transactions or other financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s securities.
I.
Policy Administrator. The Chief Legal & Compliance Officer of the Company, or in his or her absence, the Chief Financial Officer, shall act as the Policy Administrator and shall be responsible for administrative implementation of this Policy. The Policy Administrator is authorized to take appropriate action for any known or suspected violations of or non‑compliance with the Policy.

J. Questions. Any questions concerning this Policy or its application to any particular circumstances should be directed to the Policy Administrator.

Adopted by the Board of Directors: December 8, 2021